Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 28, 2013 (May 8, 2013 as to Notes 18 and 19), relating to the combined financial statements of CyrusOne Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of certain corporate overhead expenses from Cincinnati Bell Inc.), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 28 (May 8, 2013 as to Notes 18 and 19), relating to the financial statement schedules appearing elsewhere in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

May 8, 2013